                                                                      EXHIBIT 21

                     SUBSIDIARIES OF CASINO AMERICA, INC.

NAME
----

Riverboat Corporation of Mississippi
Riverboat Corporation of Mississippi - Vicksburg
Riverboat Services, Inc.
CSNO, Inc.
Louisiana Riverboat Gaming Partnership
St. Charles Gaming Company, Inc.
PPI, Inc.
LRGP Holdings, Inc.
ASMI Management, Inc.
Isle of Capri Casino Colorado, Inc.
Riverboat Corporation of Mississippi - Tunica
Casino Career Training Center, Inc.
Riverboat Corporation of Indiana, Inc.
Riverboat Corporation of Indiana, L.L.C.
Capri Air, Inc.
Riverboat Corporation of Missouri, Inc.
Grand Palais Riverboat, Inc.
Isle of Capri Entertainment Elkton, Inc.
Pompano Park Gaming School, Inc.
LRG Hotels, L.L.C.
Isle of Capri Hotels on Lake Charles, L.L.C.
Isle of Capri Hotels - Bossier City, L.L.C.
Casino Parking, Inc.
Isle of Capri Corporation
ICH, L.L.C.
Isle of Capri Casino, Inc.
Isle of Capri - Iowa
Isle of Capri - Detroit, L.L.C.
Isle of Capri, S.A.